       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2001
                           REGISTRATION NO. 333-48236

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 BLUE ZONE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  NEVADA                               7370
         ------------------------------     ----------------------------
        (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL
               ORGANIZATION)                  CLASSIFICATION CODE NUMBER)

                                   86-086053
                        --------------------------------
                       (I.R.S. EMPLOYER INCORPORATION OR
                             IDENTIFICATION NUMBER)


                               329 RAILWAY STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6A 1A4
                                 (604) 685-4310

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  BRUCE WARREN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                BLUE ZONE, INC.
                               329 RAILWAY STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6A 1A4
                                 (604) 685-4310

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                             COPIES TO: CHRISTOPHER BARRY
                              DORSEY & WHITNEY LLP
                                U.S. BANK CENTRE
                         1420 FIFTH AVENUE, SUITE 3400
                               SEATTLE, WA 98101
                                 (206)903-8800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

                                                          Proposed
Title of Each Class of                                    Maximum               Proposed Maximum
  Securities to be                  Amount to be          Offering Price        Aggregate Offering          Amount of
    Registered                      Registered            per Share (1)         Price (1)                   Registration Fee
----------------------              ------------          --------------        ------------------          ----------------
Common Stock,                       3,028,249 (2)         $0.14                 $423,955                    $85 (3)
$.001 par value


     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     (2) Includes 28,249 shares issuable upon exercise of a warrant plus an indeterminate number of additional shares that may be issued pursuant to such warrant in the event of a stock split, stock dividend and similar transactions involving the common stock of the Registrant.

     (3) The Registrant previously registered 4,028,249 shares of common stock with a proposed maximum offering price per share of $2.5365 and paid $2,555 upon the initial filing of this Registration Statement. In accordance with Rule 457(a) of the Securities Act of 1933, no additional filing fee is required.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 2 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (registration No. 333-48236) into a registration statement on Form S-3.

                   SUBJECT TO COMPLETION, DATED JULY 30, 2001.
                                3,028,249 SHARES

                                 BLUE ZONE, INC.

                                  COMMON STOCK

This prospectus is part of a registration statement that relates to 3,028,249 shares of our common stock which may be sold from time to time by the selling stockholders, including their transferees, pledgees or donees or their successors, as identified below in the section titled "Selling Stockholders". We will not receive any proceeds from the sale of the shares.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section below titled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered under this prospectus.

Our common stock is quoted on the Nasdaq Smallcap Market under the symbol "BLZN". On July 27, 2001, the last reported sale price for the common stock on the Nasdaq Smallcap Market was $0.14 per share.

INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is July 30, 2001.

TABLE OF CONTENTS


RISK FACTORS.......................................................6

THE COMPANY........................................................17

USE OF PROCEEDS....................................................18

SELLING STOCKHOLDERS...............................................18

PLAN OF DISTRIBUTION...............................................19

EXPERTS............................................................21

LEGAL MATTERS......................................................21

MATERIAL CHANGES...................................................21

WHERE YOU CAN OBTAIN MORE INFORMATION..............................22

INCORPORATION OF INFORMATION BY REFERENCE.........................22

INFORMATION NOT REQUIRED IN PROSPECTUS.............................24

SIGNATURES.........................................................31

EXHIBIT INDEX......................................................33


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

Blue Zone(TM), MediaBZ(TM), NewsBZ(TM), RadioBZ(TM), SportsBZ(TM), EntertainmentBZ(TM), BusinessBZ(TM) and our logo are the property of Blue Zone, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY AND OPERATE IN A NEW AND RAPIDLY EVOLVING MARKET, AND ARE SUBJECT TO THE RISKS ENCOUNTERED BY EARLY STAGE COMPANIES IN DEVELOPING INDUSTRIES.

We have only a limited operating history and face risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as convergence broadcasting, that are using new and unproven business models. These risks include, but are not limited to, the possibility that:

     O our revenue forecasts may be incorrect because of our limited experience selling our products and services;

     O a market for our products and services may not develop because of a lack of interest in convergence broadcasting by consumers and the broadcasting industry;

     O our products may become obsolete, even if the convergence broadcasting market develops, because we may not be able to develop new products or update our existing products to respond to technological developments and changing industry standards;

     O our MediaBZ suite of software applications may not gain broad market acceptance;

     O we may not be able to attract, integrate and retain qualified personnel;

     O we may not be able to develop relationships with strategic partners in the broadcasting industry; and

     O    we may be unable to maintain and enhance the Blue Zone brand.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES, AND THERE CAN BE NO ASSURANCES THAT WE WILL ACHIEVE PROFITABILITY.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $28,000 in fiscal 1998, $1,422,000 in fiscal 1999 and $3,844,000 in fiscal 2000. As of March 31, 2001, we had an accumulated deficit of $6,525,000. We expect to continue to incur greater sales and marketing, research and development, and general and administrative expenses in the future as we attempt to grow the business. As a result, we expect to incur losses for the foreseeable future and will need to generate significantly higher revenues in order to achieve profitability. If we achieve profitability, we may not be able to sustain it.

Our financial statements have been prepared on the going concern basis, which presumes the realization of assets and the settlement of liabilities in the normal course of operations. The application of the going concern principal is dependent upon Blue Zone achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, obtaining additional financing. If the Company is unable to achieve profitable operations or obtain additional financing, we maybe required to reduce or to limit operations. The auditors' report on the December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered losses and negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE WILL NEED ADDITIONAL CAPITAL TO OPERATE AND SUCCESSFULLY GROW OUR BUSINESS.

We have not yet secured a long-term source of revenue. In the absence of positive cash flow from operations, we will require additional capital to fund the continued operation and growth of our business. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we cannot raise funds in a timely manner on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements, and we may be required to reduce or limit operations. If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility. If we raise additional funds through the issuance of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

WE ARE SUBSTANTIALLY DEPENDENT ON OUR AGREEMENTS WITH A FEW BROADCASTING AND MEDIA COMPANIES INCLUDING A SINGLE PRINCIPAL CLIENT.

We have three agreements with broadcasting and media companies. The termination of one or more of these agreements, or our failure to secure a significant number of new agreements and to increase programming commitments substantially, would materially adversely affect our business, operating results and financial condition. In particular, we expect to be substantially dependent on our contract with CTV as a source of revenue. During 1999, our contract with CTV accounted for approximately 10% of our revenue. This contract accounted for approximately 89% of our revenue during the fiscal year ending December 31, 2000. In addition, our agreement with CTV is terminable by the client at any time upon 60 days' prior written notice and terminates automatically if the Company's current Chief Executive Officer and President cease to be principals and employees of the Company. We believe that we will continue to derive a significant portion of our revenues from a limited number of larger clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.

FACTORS OUTSIDE OUR CONTROL MAY CAUSE OUR FINANCIAL RESULTS TO FLUCTUATE WIDELY AND UNPREDICTABLY.

Our future quarterly operating results may fluctuate significantly due to a number of factors, many of which are outside our control. These factors include, but are not limited to:

     O whether convergence broadcasting technologies become widely accepted by broadcasters, media companies and consumers;

     O demand for our products and services, including the extent to which we can license our MediaBZ suite of proprietary software applications;

     O the announcement or introduction of new or enhanced products or services by our competitors;

     O the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

     O the ability to manage rapid growth and deployment, including hiring, training and retaining an adequate number of qualified personnel and the timing of various expenses and capital expenditures;

     O the effects of existing or new government regulations or legal conditions; and

     O    general economic conditions.

Due to our brief operating history, we have not generated sufficient data to permit meaningful period-to-period comparisons of our operating results. Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. As a result, we believe that period-to-period comparisons of our operating results to date are not meaningful and should not be relied upon as indicators of our future performance.


Our past revenues have been due largely to Web site development activities and specific technical and consulting services provided on a per-project basis. In the future, we anticipate that our revenues will depend substantially on our ability to develop and license our proprietary MediaBZ software applications. However, our experience with convergence broadcasting is limited. Accordingly, our forecasts related to future revenues, particularly those derived from licensing our MediaBZ suite of software products, are subject to an unusual degree of uncertainty.

WE MUST CONTINUE TO DEVELOP AND MAINTAIN THE BLUE ZONE BRAND, WHICH IS COSTLY AND WHICH MAY NOT GENERATE CORRESPONDING REVENUES.

We believe that broad recognition and a favorable perception among broadcasters and media companies of the Blue Zone brand are important to our future success. Due to the early stage and competitive nature of the market for convergence broadcasting products and services, we may lose the opportunity to build a critical mass of broadcasting and media clients if we do not establish our brand quickly. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high-quality experiences to both producers and consumers of convergence broadcasting content. To promote our brand, subject to available funds, we intend to continue to pursue an aggressive brand enhancement strategy, which will consist of advertising on television, radio, print and the Internet. These initiatives may involve significant expense if we cannot negotiate co-branding agreements with our clients but may not result in a corresponding increase in our revenue.

IF OUR MEDIABZ SUITE OF SOFTWARE PRODUCTS IS NOT ATTRACTIVE TO BROADCAST COMPANIES AND NOT LICENSED BY THEM, OUR BUSINESS WILL SUFFER.

An essential part of our strategy is the adoption and continued use of our MediaBZ software platform by broadcasting and media companies, television viewers and computer users. It is impossible to predict the degree to which broadcasters and consumers will use our products and the extent to which our revenue models will be accurate. The failure of our new products and software applications to become commercially viable and to achieve market acceptance could significantly reduce the revenues that we expect to generate.

Consequently, the effective and reliable performance of our MediaBZ suite of products is vital to our ability to attract and retain strategic partners, sell advertising and develop online commerce opportunities. Although the NewsBZ and RadioBZ products are licensed, the complete MediaBZ software suite is currently being developed, and has not been launched. The inability to successfully build on our launch of the MediaBZ software, integrate the MediaBZ family of software products with the existing software and hardware infrastructure of our broadcasting and media partners, or the subsequent occurrence of significant system interruptions or errors, could materially adversely affect our business, operating results and financial condition. In addition, we may be required to change or upgrade our MediaBZ software in order to respond to changes in the software or hardware used by broadcasters, media companies or cable television companies. There can be no assurance that we will be able to implement effectively changes or upgrades to the MediaBZ software in a timely manner.

OUR SUCCESS WILL BE IMPAIRED IF WE ARE UNABLE TO PROCURE, PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

Our ability to compete is dependent in part upon our internally developed, proprietary intellectual property. We regard the protection of our intellectual property rights as critical to our future success. We rely on trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect our rights in our technology. We have filed an application to register our Media BZ trademark in the United States. However, our trademark application may not result in the issuance of a valid trademark. In addition, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we market our products and services. If we are unable to procure, protect and enforce our intellectual property rights, then we may not realize the full value of these assets and our business may suffer. In addition, we have a patent pending for both the system and method of creating enhanced story packages ("ESP") (the MediaBZ software along with ESP files it creates, and its cross-publishing capabilities) in the Canadian Patent Office, filed September 18, 2000. There is no assurance that a patent will issue from this application.

Others may develop technologies that are similar or superior to our technology. We typically enter into confidentiality or license agreements with our employees, consultants, customers, strategic partners and vendors, and typically control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. Policing unauthorized use of our products is difficult. There can be no assurance that the steps that we take will prevent misappropriation of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigatio n could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

In the future, we may receive notices of claims of infringement of other parties' proprietary rights. Although we do not believe that our products infringe the proprietary rights of third parties, infringement or invalidity claims (or claims for indemnification resulting from infringement claims) may be asserted or prosecuted against us and any of these types of assertions or prosecutions may materially adversely affect our business, operating results or financial condition. Irrespective of the validity or the successful assertion of any claims, we could incur significant costs and diversion of resources with respect to the defense of any claims brought, which could have a material adverse effect on our business, operating results and financial condition. In addition, the assertion of infringement claims could result in injunctions preventing us from distributing certain products, which could have a material adverse effect on our business, operating results and financial condition. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, there can be no assurances that under these circumstances a license would be available on reasonable terms, if at all.

OUR SUCCESS WILL BE IMPAIRED IF WE CANNOT PROTECT OUR DOMAIN NAME.

Although we have registered the Bluezone.com and BlueZone.net domain names and other domain names that contain our other trademarks, there are many other domain names that contain the name "BlueZone," as well as our other trademarks. There can be no assurances that our competitors will not attempt to purchase any of the existing domain names that include "BlueZone" or our other trademarks or to register such other domain names, using either the existing generic "Top-Level Domains" or "TLDs" (e.g., .com, .net, .org, etc.) or the TLDs of other countries (e.g., .uk or .fr). In addition, the Internet Corporation for Assigned Names and Numbers ("ICANN"), the not-for-profit organization recognized by the United States government to coordinate the Internet's domain name system, is in the process of reviewing possible new generic "TLDs" (for instance, .store, .kids) and expects to authorize the issuance of such TLDs shortly. There can be no assurances that we will be able to secure registration of domain names that include the name "BlueZone" (or any of our other trademarks) for such new TLDs (e.g., BlueZone.store). If we are unable to prevent our competitors from securing any such domain names, they could capitalize on our brand recognition.

WE DEPEND ON LICENSES WITH THIRD PARTIES FOR THE SUCCESSFUL OPERATION OF OUR BUSINESS.

We rely on technologies that we license from third parties, such as the suppliers of key database technology, our operating system and specific hardware components. There can be no assurances that these third party technology licenses will continue to be available to us on commercially reasonable terms or at all. The loss of these licenses could require us to obtain substitute technology of lower quality or performance standards or at greater cost or may leave us with no acceptable substitute for technology that is not longer available to us.

WE DEPEND ON OUR KEY EXECUTIVE OFFICERS.

Our performance is substantially dependent on the continued services and on the performance of our senior management, particularly Bruce Warren, our President and Chief Executive Officer, and Jamie Ollivier, our Executive Creative Director, and other key personnel. Under the terms of our contract with CTV, which accounted for 89% of revenues in fiscal 2000, the contract terminates automatically if Messrs. Warren and Ollivier cease to be principals and employees of Blue Zone. The loss of services of any of our executive officers, and of Messrs. Warren and Ollivier in particular, could have a material adverse effect on our business, financial condition and results of operations.

WE MUST HIRE ADDITIONAL PERSONNEL TO EXPAND OUR OPERATIONS.

Our future success will also depend to a significant extent upon our ability to attract, train, retain and motivate highly skilled technical, creative, management, sales and marketing personnel. Competition for such personnel in the information technology industry is subsiding compared to the previous year, but we cannot be certain that we will be successful in attracting, motivating or retaining the personnel to meet our needs. If we are unable to attract and integrate new employees and motivate and retain the employees in our service, our business, financial condition and results of operations could be materially adversely affected.

OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED BY THE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

A key component of our strategy is expansion into international markets. We intend to market our product and service offerings to various foreign markets in the future, subject to available funds. However, there can be no assurances that our products and services or our business model will be successful in these foreign markets. There are certain risks inherent in doing business internationally, including:

     O    changes in regulatory requirements and tariffs;

     O    language barriers;

     O    difficulties in staffing and managing foreign operations;

     O longer payment cycles and greater difficulty in collecting accounts receivable;

     O    reduced protection of intellectual property rights;

     O    potentially harmful tax consequences;

     O    fluctuating exchange rates;

     O    price controls or other restrictions on foreign currency;

     O    difficulties in obtaining import and export licenses;

     O    the burden of complying with a variety of foreign laws; and

     O political or economic constraints on international trade or instability.

There can be no assurances that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition.

RISKS RELATED TO OUR INDUSTRY

CONVERGENCE BROADCASTING IS AN UNPROVEN BUSINESS CONCEPT.

The concept of convergence broadcasting is new and emerging, and, as a result, demand for and market acceptance of this concept is subject to an unusual degree of uncertainty. Our success depends upon, among other things, broad acceptance of the concept of convergence broadcasting by industry participants, including broadcasters, media companies, cable television operators, advertisers, television viewers, and manufacturers of televisions and set-top terminals.

There have been a number of well-financed, high profile attempts to develop and deploy interactive television systems, a form of convergence broadcasting. None of these attempts has been wholly successful, and many key industry participants have been deterred from participating in interactive television for a variety of reasons, including: inconsistent quality of service; the need for new and expensive hardware in homes, transmission networks and broadcast centers; complicated and expensive processes for creating interactive content; the need to alter television viewing habits substantially; uncertain protection of the confidentiality of stored data and information; and conflicting interests of various participants. Accordingly, these participants may perceive convergence broadcasting negatively and be reluctant to invest in convergence broadcasting initiatives.

OUR FINANCIAL VIABILITY IS DEPENDENT UPON BROAD ACCEPTANCE OF THE CONCEPT OF CONVERGENCE BROADCASTING IN GENERAL AND OUR PRODUCTS AND SERVICES IN PARTICULAR BY A SIGNIFICANT NUMBER OF INDUSTRY PARTICIPANTS.

The convergence-broadcasting field is still emerging, with multiple, often conflicting technologies, and the potential for frequent new product and service introductions. The failure of significant industry participants to adopt convergence broadcasting in general, and our product and service offerings in particular, would materially adversely affect our business, operating results and financial condition and potentially prevent us from becoming a financially viable operation. Moreover, because of the complex interrelationships among industry participants, failure to adopt our product and service offerings by a significant industry participant or group of participants could deter or preclude adoption by other industry participants.

IF CONVERGENCE-BROADCASTING IS NOT BROADLY ACCEPTED BY CONSUMERS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

The adoption by industry participants of our products and services is heavily dependent upon convincing broadcasting and media companies that our products and services are an effective way to market their broadcasting and media content to television viewers and computer users. There can be no assurances, however, that viewers will react favorably to convergence broadcasting generally or to our products and services in particular. For example, viewers may determine that interactive content is too complex or does not add value to, or interferes with, their viewing experience. Moreover, viewers' reactions may be affected by security or privacy issues concerning the transmission of personal information through a new electronic medium. To the extent that television viewers or computer users do not accept convergence broadcasting, broadcasting and media companies will likely terminate their licenses for our products and services or fail to adopt our products and services, and our business, operating results and financial condition would be materially adversely affected.

A FAILURE TO EXPAND AND IMPROVE THE INFRASTRUCTURE OF THE INTERNET COULD CONSTRAIN THE APPEAL OF OUR PRODUCTS AND SERVICES AND THUS LIMIT OUR REVENUES.

The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet infrastructure may not be able to support this growth and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage and the appeal of convergence broadcasting could grow more slowly or decline. The ability of consumers to enjoy some of the advantages of convergence broadcasting is to a large degree limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our products and services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the incentive to our customers to use our products and services will decline, and our business, operating results and financial condition may suffer.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS AND SERVICES COULD BECOME OBSOLETE AND OUR BUSINESS WOULD BE SERIOUSLY HARMED.

The convergence broadcasting and interactive television fields are still emerging and may be adopted by the broadcasting industry using standards that are not compatible with our MediaBZ suite of software applications. In the event a competing technology is adopted as a standard for convergence broadcasting or interactive television in general, and we fail to adapt to that technology, our business, would be materially adversely affected.

Even if the standards adopted for convergence broadcasting are compatible with our products, the emerging nature of convergence broadcasting technology will require that we continually improve the performance, features and reliability of our product and service offerings, particularly in response to offerings by our competitors. The introduction of new technologies could render our products and services obsolete or unmarketable. In addition, the widespread adoption of new television technologies or standards, cable-based or otherwise, could require us to incur substantial expense to modify or adapt our technology, products or services. There can be no assurances that we will be successful in responding quickly, cost effectively and adequately to these developments and any failure by us to respond effectively would harm our business, operating results and financial condition.

WE OPERATE IN AN INTENSELY COMPETITIVE INDUSTRY.

We compete in the rapidly developing industry of information technology, which is characterized by changing technology, an absence of industry standards, frequent new product and service introductions and extensive capital requirements. There are many firms that provide Web site development, hosting and maintenance services, as well as strategic consulting services. There are also an increasing number of firms working in the emerging industry of convergence broadcasting. We anticipate that competition will increase as existing broadcasting and media companies continue to migrate their businesses to the Internet and as Internet competitors expand their businesses and market reach.

We face competition from a number of companies, many of which have significantly greater financial, technical, manufacturing and marketing resources than we do, and may be in a better position to compete in the industry. In addition, with the advent of digital broadcast technologies, we expect that competition in the convergence broadcasting industry will intensify. Many of our existing and potential competitors have longer operating histories, larger client bases, longer-term relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result of their greater resources, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively than we do.

There are relatively low barriers to entry into the information technology services market. As a result, new market entrants pose a threat to our business. Although, we have filed patent applications that might preclude or inhibit potential competitors from entering our markets, existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BECOME SUBJECT TO GOVERNMENTAL REGULATION OF THE INTERNET, CONSUMER PRIVACY OR ONLINE COMMERCE.

We operate in an environment of tremendous uncertainty about potential government regulation of the Internet. We believe that our business is not currently subject to direct regulation other than regulations applicable to businesses generally. However, the Internet is evolving rapidly, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment.

The United States Congress has recently passed legislation that regulates certain aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering other legislative and regulatory proposals that would regulate the Internet. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security.

Our customers or we may also become subject to legislation or regulation in the broadcasting industry and the cable television industry. In the United States, broadcasting industries are regulated by the FCC, some states and substantially all local governments. In Canada, where we have conducted all our business to date, the broadcasting industry is regulated by the Canadian Radio-television and Telecommunications Commission. The United States Congress has passed legislation that regulates the broadcasting industry including programming access and exclusivity arrangements, consumer protection, technical standards and privacy of customer information. In the future, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the broadcasting and cable television industries. Since we market and expect to continue to market our products and services to companies in the broadcasting and cable television industries, increased regulation in these areas could have a material adverse effect on our business, results of operations and financial condition.

We cannot predict what new laws will be enacted or how courts will interpret both existing and new laws. As a result, we are uncertain about how new laws or the application of existing laws may affect our business. In addition, our business may be indirectly affected by our clients who may be subject to such legislation. Increased regulation of the Internet or the broadcasting industry may decrease the growth in the use of the Internet or hamper the development of convergence broadcasting, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OUR COMMON STOCK

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ MARKET, IT COULD RESULT IN DIFFICULTIES IN DISPOSING OF YOUR COMMON STOCK.

Our common stock is currently listed on the Nasdaq Smallcap Market. In order for our stock to continue to be listed on the Smallcap National Market, we must maintain either $2,000,000 in net tangible assets, a market capitalization of $35 million or net income of $500,000, and a public float of 500,000 shares, a $1,000,000 market value of our public float, a minimum bid price of $1.00, and 300 round lot holders. A failure to meet the continued listing requirements could result in Blue Zone's common stock being delisted from the Nasdaq Smallcap Market.

The Company was advised by Nasdaq in May that it's stock has not demonstrated its ability to sustain compliance with the continued listing requirements, and that the Company's Common Stock would be delisted on the opening of business on June 1, 2001. The Company requested and was granted a hearing before a Nasdaq Listing Qualifications Panel (the "Panel"). Pending a written determination by the Panel, the delisting action has been stayed in accordance with Nasdaq rules. The hearing was held on June 28, 2000 and we are still awaiting the Panel's decision. If we are delisted from the Nasdaq Smallcap Market, we believe that we should be able to transfer the listing of our common stock to the OTC Bulletin Board. If our common stock is delisted from Nasdaq, you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

IF WE FAIL TO MAINTAIN THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT OR ANY SUBSTITUTED REGISTRATION STATEMENT, WE COULD BECOME OBLIGED TO PAY SUBSTANTIAL PENALTIES TO THE SELLING STOCKHOLDERS.

If there are interruptions of the effectiveness of this registration statement for more than ten consecutive days or 30 days in any twelve month period, we will be required to pay $100,000 to the selling stockholders for every 30 day period that the effectiveness of the regis tration is interrupted.

In order to comply with regulations of the Securities and Exchange Commission, we are required to file this post-effective amendment to the registration statement containing this prospectus in order to include audited financial statements for the fiscal year ending December 31, 2000. When we file this post-effective amendment, the effectiveness of this Registration Statement will be interrupted until the SEC declares our post-effective amendment effective. If the post-effective amend ment is not effective within 30 days, we will become subject to the penalties described in the preceding paragraph.

If we are unable to keep this registration statement effective and as a result are required to make payments to the selling stockholders, our ability to continue the development and operation of our business could be materially adversely affected. These payments could reduce our working capital and could hinder our ability to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures. It is also possible that these payments could impair our ability to fund our operating costs and endanger our ability to continue our business.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could decline. As of March 31, 2001, we had outstanding 24,539,350 shares of common stock and options and warrants to acquire an aggregate of 4,302,980 shares of common stock, of which 3,643,105 were vested and exercisable. Of the shares outstanding, 12,539,250 shares of our common stock are freely tradeable in the public market. All shares acquired upon exercise of options and warrants are also freely tradeable in the public market.

In general, under Rule 144 as currently in effect, a person who beneficially owns restricted securities for at least one year is entitled to sell within any three- month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for us was 245,393 shares as of March 31, 2001) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate, as the term is defined in Rule 144, at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by our stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.

OUR OFFICERS AND DIRECTORS HOLD A MAJORITY OF OUR STOCK AND, AS A RESULT, CONTROL US; THIS COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

Currently our officers and directors beneficially own approximately 49% of our issued and outstanding common stock. As a result, the ability of our other stockholders to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions, could be limited.

THE COMPANY

Blue Zone has been building solutions for convergence, interactivity and content management for more than ten years. Our MediaBZ(TM) software takes content management to a new level. We combine our state-of-the-art technology with professional consulting services to improve efficiency, reduce costs and increase revenues.

Blue Zone enables clients to deliver enhanced viewer experiences across multiple platforms to the demanding media audience of the 21st century. Our skills in technical innovation, design and software development lead to powerful and intuitive applications that integrate seamlessly with complex technology infrastructures. We have worked hand-in-hand with broadcasters, telecommunications companies and other clients for more than a decade.

References in this document to "Blue Zone," "the Company," "we," "us," and "our" refer to Blue Zone, Inc. and its subsidiaries.

Our executive offices are located at 329 Railway Street, 5th Floor, Vancouver, British Columbia Canada V6A 1A4. Our telephone number (604) 685-4310.

Blue Zone, Inc. was originally incorporated on March 11, 1997 in the State of Nevada under the name "Western Food Distributors, Inc." On October 8, 1999, Blue Zone Productions Ltd. and Western Food Distributors, Inc. entered into a Share Exchange Agreement. Pursuant to the Share Exchange Agreement, all of the shares of Blue Zone Productions Ltd. were exchanged for 12 million shares of Western Food Distributors, Inc., Blue Zone Productions Ltd. became a wholly-owned subsidiary of Western Food Distributors, Inc., and Western Food Distributors, Inc. changed its name to "Blue Zone, Inc." The former management and Directors/Officers of Western Food Distributors, Inc. then resigned, and the current officers and directors assumed the management of Blue Zone, Inc. Blue Zone, Inc. thereafter traded publicly on the OTC Bulletin Board under the symbol "BLZN." Blue Zone currently trades on the Nasdaq Smallcap market under the symbol "BLZN."

USE OF PROCEEDS

We will not receive any part of the proceeds of sales made hereunder. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below. We may receive up to $228,817 upon exercise of a warrant for shares of common stock held by a selling stockholder, which proceeds would be used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of December 31, 2000, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." The Shares are being registered to permit secondary trading of the Shares, and the Selling Stockholders may offer Shares for resale from time to time. We will not receive any proceeds from the sale of our common stock by the selling stockholders. We may receive up to $228,217 upon exercise of the warrant held by a selling stockholder, which proceeds would be used for working capital.

None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of our securities. Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate about the number of shares that will be held by the selling stockholders after the offering but the "Common Stock Beneficially Owned after Offering" column assumes the sale of all shares offered will be sold.

The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                       COMMON STOCK                  COMMON STOCK             COMMON STOCK
                                       BENEFICIALLY                OFFERED BY THIS            BENEFICIALLY
NAME OF SELLING                       OWNED PRIOR TO                  PROSPECTUS               OWNED AFTER
  STOCKHOLDER                            OFFERING                                               OFFERING
---------------                       --------------               ---------------            ------------

Millennium Partners, L.P.                1,800,000                     1,800,000                      0


Elliott Associates, L.P.                   600,000                       600,000                      0


Westgate International,                    600,000                       600,000                      0
L.P.

Ladenburg Thalmann &                        28,249(1)                     28,249                      0
Co. Inc.


     (1) Represents 28,249 shares of our common stock issuable upon the exercise of a warrant.

PLAN OF DISTRIBUTION

The selling stockholders, or pledgees, donees, transferees, or other successors in interest, may sell the shares of common stock registered hereby from time to time on the Nasdaq Smallcap Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     O block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     O    an exchange distribution in accordance with the rules of an exchange;

     O ordinary brokerage transactions and transactions in which the broker solicits purchases;

     O    privately negotiated transactions;

     O    through the writing of options on the shares;

     O one or more underwritten offerings on a firm commitment or best efforts basis; and

     O    any combination of these methods of sale.

The selling stockholders may also transfer shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the Nasdaq Smallcap Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

In general, under Rule 144 as currently in effect, a person who beneficially owns restricted securities for at least one year is entitled to sell within any three- month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for us was 245,394 shares as of March 31, 2001) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The shares of common stock offered hereby were or will have been originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the common stock under the Securities Act of 1933, as amended.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby.

We will pay all of our expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders. We may receive up to $228,217 upon exercise of a warrant held by a selling stockholder.

EXPERTS

Our financial statements as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 have been incorporated herein by reference in reliance on the report of KPMG LLP, independent chartered accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that the Company's losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed on for us by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP.

MATERIAL CHANGES

On May 25, 2001, Blue Zone announced that it received a Staff Determination from the Nasdaq Stock Market indicating that its common stock would be delisted from the Nasdaq Smallcap Market, effective on the open of business on June 6, 2001. The Staff Determination was a result of Blue Zone's failure to meet Nasdaq's continued listing requirements pursuant to Nasdaq Marketplace Rule 4310(c)(4). In its notice to the Company, Nasdaq informed Blue Zone that it had failed to maintain a minimum bid price of at least $1.00 per share in accordance with said rule.

On June 14, 2001 the Company announced that it had received a Notification of Additional Deficiency from the Nasdaq Stock Market stating that the Company did not comply with the net tangible assets/market capitalization/net income requirement set forth in Nasdaq Marketplace Rule 4310(c)(2)(B). In its notice to the Company, Nasdaq informed Blue Zone that it had failed to maintain net tangible assets of $2 million, market capitalization of $35 million, or net income of $500,000 in the most recently completed fiscal year.

The Company filed an appeal and was granted a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and Notification of Additional Deficiency and to present the Company's plan to regain compliance for continued listing. The hearing was conducted on June 28, 2001. As of the date of this Registration Statement, the Panel has not notified the Company of the status of its listing. Until the Panel reaches its decision, Blue Zone's common stock will remain listed and will continue to trade on the NASDAQ Smallcap Market. There can be no assurance that the Panel will grant the Company's request for continued listing. In the event the Panel determines to delist the Company's common stock, the Company's common stock may continue to trade on the OTC Bulletin Board's electronic quotation system. If they do, shareholders will still be able to obtain current trading information, including the last trade bid and ask quotations and share volume.

WHERE YOU CAN OBTAIN MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC.

You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning Blue Zone may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after July 30, 2001, will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-29907).

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 000-29907).

3. Our definitive Proxy Statement dated June 15, 2001, filed in connection with our July 18, 2001 Annual Meeting of Stockholders.

4. Our Registration Statement No. 000-29907 on Form 10 filed with the SEC on March 9, 2000 and amended on May 2, 2000, in which there is described the terms, rights and provisions applicable to Blue Zone's outstanding stock.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (604) 685-4310 to Chief Financial Officer, Blue Zone, Inc., at the principal executive offices of the Company, 500 - 329 Railway Street, Vancouver, British Columbia, Canada, V6A 1A4.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the distribution, all of which will be borne by Blue Zone, Inc., are as follows:



SEC registration fee..............................          $   1,049
Accounting fees and expenses......................          $  20,000
Legal fees and expenses...........................          $ 100,000
Printing and engraving............................          $  20,000
Miscellaneous.....................................          $   8,000
                                                            ---------
Total.............................................          $ 149,049


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     LIMITATION ON LIABILITY

Our certificate of incorporation contains a provision that is intended to limit the liability of our officers and directors. Specifically, our officers and directors will not be liable to us or our shareholders for damages for any breach of fiduciary duty, except for liability arising as a result of acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

The principal effect of the limitation of liability provision is that a shareholder is unable to prosecute an action for monetary damages against one of our officers or directors unless the shareholder can demonstrate one of the specified bases for liability. The provision does not eliminate or limit liability arising in connection with causes of action brought under the federal securities laws. In addition, our certificate of incorporation does not eliminate the duty of care.

The inclusion of this provision in our certificate of incorporation may discourage or deter our shareholders or our management from bringing a lawsuit for breach of fiduciary duty against an officer or director, even though such an action, if successful, might otherwise have benefited us and our shareholders.

     INDEMNIFICATION

With regard to indemnification of our officers and directors, our certificate of incorporation provides as follows:

Article X.  INDEMNIFICATION:

Each director and each officer of the corporation may be indemnified by the corporation as follows:

     (a) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suite or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (b) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matters as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
          (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

     (d) Any indemnification under subsections (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          i.   By the stockholders;

          ii. By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          iii. If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          iv. If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     (e) Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          i. Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection
               (b) or for the advancement of expenses made pursuant to subsection (e) may not be made t or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the case of action.

          ii. Continues for a person who has ceased to be a director, officer, employee or agent and insures to the benefit of the heirs, executors and administrators of such a person.

With regard to indemnification of our officers and directors, our bylaws provide as follows:

Article VII. INDEMNIFICATION:

Section 7.1 Indemnification. The corporation shall, unless prohibited by Nevada Law, indemnify any person (an "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be so involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor (collectively, a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all Expenses and Liabilities actually and reasonably incurred by him in connection with such Proceeding. The right to indemnification conferred in this Article shall be presumed to have been relied upon by the directors, officers, employees and agents of the corporation and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

Section 7.2 Indemnification Contracts. The Board of Directors is authorized on behalf of the corporation, to enter into, deliver and perform agreements or other arrangements to provide any Indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide (i) that the Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by the corporation as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses, (iii) that the Indemnitee shall be presumed to be entitled to indemnification under this Article or such agreement or arrangement and the corporation shall have the burden of proof to overcome that presumption, (iii) for procedures to be followed by the corporation and the Indemnitee in making any determination of entitlement to indemnification or for appeals therefrom and (iv) for insurance or such other Financial Arrangements described in Paragraph 7.02 of this Article, all as may be deemed appropriate by the Board of Directors at the time of execution of such agreement or arrangement.

Section 7.3 Insurance and Financial Arrangements. The corporation may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements ("Financial Arrangements") on behalf of any Indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other Financial Arrangements may include (i) the creation of a trust fund, (ii) the establishment of a program of self- insurance, (iii) the securing of the corporation's obligation of indemnification by granting a security interest or other lien on any assets of the corporation, or (iv) the establishment of a letter of credit, guaranty or surety.

SECTION 7.4   DEFINITIONS.  FOR PURPOSES OF THIS ARTICLE:

Expenses. The word "Expenses" shall be broadly construed and, without limitation, means (i) all direct and indirect costs incurred, paid or accrued,
(ii) all attorneys' fees, retainers, cour t costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (iii) all other disbursements and out-of-pocket expenses, (iv) amounts paid in settlement, to the extent permitted by Nevada Law, and (v) reasonable compensation for time spent by the Indemnitee for which he is otherwise not compensated by the corporation or any third party, actually and reasonably incurred in connection with either the appearance at or investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under any agreement or arrangement, this Article, the Nevada Law or otherwise; provided, however, that "Expenses" shall not include any judgments or fines or excise taxes or penalties imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other excise taxes or penalties.

Liabilities. "Liabilities" of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement.

Nevada Law. "Nevada Law" means Chapter 78 of the Nevada Revised Statutes as amended and in effect from time to time or any successor or other statutes of Nevada having similar import and effect.

This Article. "This Article" means Paragraphs 7.01 through 7.04 of these By-Laws or any portion of them.

Power of Stockholders. Paragraphs 7.01 through 7.04, including this Paragraph, of these By-Laws may be amended by the stockholders only by vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

Power of Directors. Paragraphs 7.01 through 7.04 and this Paragraph of these By-Laws may be amended or repealed by the Board of Directors only by vote of eighty percent (80%) of the total number of Directors and the holders of sixty-six and two-thirds percent (66 2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

In addition to the indemnification provisions present in our certificate of incorporation and bylaws, we have liability insurance for our officers and directors in the amount of $2 million. We also intend to enter into separate indemnification agreements with each of our directors.

At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of ours where such indemnification will be required or permitted.

ITEM 16.  EXHIBITS

The following documents are filed as exhibits to this prospectus:


Exhibit
Number       Description
------       -----------
2.1          Share Exchange Agreement, dated as of October 5, 1999, among
             F. Michael P. Warren, Bruce Warren, Jamie Ollivier, Blue Zone
             Productions Ltd., Blue Zone Entertainment Inc., Blue Zone
             International Inc. and Western Food Distributors, Inc. (A list of exhibits and schedules to the Share Exchange Agreement is set forth therein. The Registrant agrees to furnish to the Commission supplementally, upon request, a copy of any such exhibits or schedules not otherwise filed herewith.). (1)

4.1 Warrant to purchase shares of common stock of Blue Zone, Inc., dated October 1, 1999, issued to Savoy Holdings Limited. (1)

4.2          Warrant to purchase shares of Blue Zone common stock, dated
             September 8, 2000, issued to Ladenburg Thalman. (2)

5.1          Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks
             LLP. (2)

23.1         Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks
             LLP. (included in Exhibit 5.1)

23.2         Consent of KPMG LLP.


     (1) Filed as an exhibit to the Company's Registration Statement on Form 10 dated March 9, 2000 (File No. 0-29907), and incorporated herein by reference.
     (2) Filed as an exhibit to the Company's Registration Statement on Form S-1 dated December 27, 2000 (file No. 333-48236), and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

(1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) The undersigned Registrant hereby undertakes: to remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on July 27, 2001.

                                 BLUE ZONE, INC.



                           By:  /s/ Bruce Warren
                              ---------------------------
                                 Bruce Warren
                                 Chief Executive Officer

                                 Date: July 27, 2001

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


Signature                             Title                                      Date
-----------------------------         -------------------------------            -------------

By: /s/  Bruce Warren                 President and Chief Executive              July 27, 2001
   --------------------------
    Bruce Warren                      Officer and Director (Principal
                                      Executive Officer and
                                      Attorney- in-Fact)


By: /s/  Jamie Ollivier               Executive Creative Director                July 27, 2001
   --------------------------
    Jamie Ollivier                    and Director

By: /s/  F. Michael P. Warren         Chairman and Director                      July 27, 2001
   --------------------------
    F. Michael P. Warren

By: /s/  Tryon Williams               Director                                   July 27, 2001
   --------------------------
    Tryon Williams

By: /s/  Jay Shecter                  Director                                   July 27, 2001
   --------------------------
    Jay Shecter

By: /s/  Dave Thomas                  Director                                   July 27, 2001
   --------------------------
    Dave Thomas

By: /s/  Jeremy Black                 Chief Financial Officer                    July 27, 2001
   --------------------------
    Jeremy Black                      (Principal Financial and
                                      Principal Accounting Officer)


EXHIBIT INDEX


Exhibit
Number       Description
------       -----------
2.1          Share Exchange Agreement, dated as of October 5, 1999, among
             F. Michael P. Warren, Bruce Warren, Jamie Ollivier, Blue Zone
             Productions Ltd., Blue Zone Entertainment Inc., Blue Zone
             International Inc. and Western Food Distributors, Inc. (A list of exhibits and schedules to the Share Exchange Agreement is set forth therein. The Registrant agrees to furnish to the Commission supplementally, upon request, a copy of any such exhibits or schedules not otherwise filed herewith.). (1)

4.1 Warrant to purchase shares of common stock of Blue Zone, Inc., dated October 1, 1999, issued to Savoy Holdings Limited. (1)

4.2          Warrant to purchase shares of Blue Zone common stock, dated
             September 8, 2000, issued to Ladenburg Thalman. (2)

5.1          Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks
             LLP. (2)

23.1         Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks
             LLP. (included in Exhibit 5.1)

23.2         Consent of KPMG LLP.


     (1) Filed as an exhibit to the Company's Registration Statement on Form 10 dated March 9, 2000 (File No. 0-29907), and incorporated herein by reference.

     (2) Filed as an exhibit to the Company's Registration Statement on Form S-1 dated December 27, 2000 (file No. 333-48236), and incorporated herein by reference.